DOC

THIS AGREEMENT is made the 27th day of March 2001

BETWEEN:

(1) SHUN TAK CENTRE LIMITED whose registered office is situate at the Penthouse, 39th Floor, West Tower, Shun Tak Centre, 200 Connaught Road Central, Hong Kong (the "Vendor"); and

(2) NAM TAI GROUP MANAGEMENT LIMITED (南太集團管理有限公司) whose registered office is situate at Units 5-9, 15th Floor, Tower 1, China Hong Kong City, 33 Canton Road, Tsimshatsui, Kowloon, Hong Kong (the "Purchaser").

NOW IT IS HEREBY AGREED as follows:

1. Definitions and Interpretation

1.1 In this Agreement the following terms shall have the meanings set opposite them respectively:

the "Assignment"	the assignment of the Property by the Vendor or its successors in title pursuant to this Agreement;
the "Building"	the meaning attributed to it in the Schedule;
"business hours"	the hours between 9 a.m. and 5 p.m. on weekdays other than Saturdays and 9 a.m. and 1 p.m. on Saturdays;
"Cancellation Agreement"	an agreement between the parties hereto to cancel this Agreement;
"Completion"	the completion of the sale and purchase of the Property pursuant to this Agreement;
the "Completion Date"	~~23 April 2001~~ ~~24~~ 2 May 2001
the "Deed of Mutual Covenant"	the Deed of Mutual Covenant and Management Agreement registered in the Land Registry by Memorial No.3018018 and re-registered by Memorial No.4861400;

the "Deposit"	the part of the Purchase Price payable pursuant to Clause 2.1(a);
the "Government Lease"	the Government Lease more particularly described in the Schedule;
the "Management Agreements"	the Management Agreements registered in the Land Registry by Memorial Nos.4892765 and 7083261;
the "Memorandum of Change of Name of Building"	the Memorandum of Change of Name of Building from the East Tower, Shun Tak Centre to China Merchants Tower, Shun Tak Centre registered in the Land Registry by Memorial No.7505856;
the "Property"	the property more particularly described in the Schedule;
the "Purchase Price"	HONG KONG DOLLARS EIGHTY EIGHT MILLION (HK$88,000,000.00); and
the "Sub-Deeds of Mutual Covenant"	the Sub-Deed of Mutual Covenant and Management Agreement registered in the Land Registry by Memorial No.6748378 and the Sub-Sub Deed of Mutual Covenant Memorial No.7768219.

1.2 The expression "person" shall include an individual, partnership, company, corporation or unincorporated body of persons.

1.3 Where there is more than one person comprised in the expressions the "Vendor" or the "Purchaser", references to the Vendor or the Purchaser (as the case may be) shall where the context permits take effect as references to such persons or any of them and the undertakings, agreements, covenants and obligations herein expressed or implied shall be deemed to be made or given by such persons jointly and severally (whether, in the case of the Vendor, such persons hold the Property as joint tenants or tenants in common).

1.4 In this Agreement (if the context permits or requires) words importing a gender shall include every gender and words importing the singular shall include the plural and vice versa and the term "Land Registry" shall include any New Territories Land Registry at which the title to the Property is registered under the Land Registration Ordinance and references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time.

1.5 If any of the dates stipulated for payment herein or if the Completion Date shall fall on a day which is not a business day (defined as a day on which licensed banks are open for business in Hong Kong) or shall fall on a day on which Rainstorm Black Warning or Typhoon Signal No.8 or above is hoisted in Hong Kong at any time during business hours such date for payment or the Completion Date (as the case may be) shall automatically be postponed to the next business day, on which no Rainstorm Black Warning or Typhoon Signal No.8 or above is hoisted in Hong Kong at any time during business hours.

1.6 References to Clauses and the Schedule are to clauses in or the schedule to this Agreement unless the context requires otherwise.

2. Payment of Purchase Price

2.1 The Vendor as beneficial owner shall sell and the Purchaser shall purchase the Property at the Purchase Price whereof:

(a) the sum of HONG KONG DOLLARS EIGHT MILLION AND EIGHT HUNDRED THOUSAND (HK$8,800,000.00) as deposit (which on Completion shall form part of the Purchase Price) shall be paid by the Purchaser to the Vendor on the signing hereof;

(b) the balance of the Purchase Price being HONG KONG DOLLARS SEVENTY NINE MILLION AND TWO HUNDRED THOUSAND (HK$79,200,000.00) shall be paid by the Purchaser to the Vendor on the Completion Date.

2.2 (a) In respect of the payment of the balance of the Purchase Price, the Purchaser shall deliver to the Vendor on the date on which such payment is required to be made hereunder a cashier's order issued by a licensed bank in Hong Kong or a cheque issued by a solicitors' firm in Hong Kong in favour of the Vendor for the relevant amount.

(b) Where the Purchase Price or any part thereof is required to be applied by the Vendor to discharge an existing mortgage, charge or incumbrance (if any), or to pay any person(s) who will be a party to the Assignment on Completion, the Vendor or the Vendor's solicitors shall be entitled, by giving the Purchaser or the Purchaser's solicitors at least 3 working days notice in writing, to require the Purchaser to split such payment and deliver to the Vendor's solicitors one or more cashier's order(s) or cheques issued in favour of the person(s) or party(ies) entitled to such payment(s) and a separate cashier's order in favour of the Vendor for the balance. The

provisions of Clause 2.2(a) shall apply to such cashier's orders and/or cheques.

(c) The Purchaser shall not be deemed to have discharged the obligation to make payment hereunder unless, in making such payment, the Purchaser also complies with the provisions of this Clause.

(d) The Vendor and the Purchaser agree to Completion by solicitors' undertakings in accordance with the Law Society's approved form with such variations thereto as the solicitors for the Vendor and the Purchaser may agree unless prior notice is given by the Purchaser's solicitors to the Vendor's solicitors not less than two (2) working days before the Completion Date requesting formal completion whereupon Completion shall take place by way of formal completion.

3. <u>Matters subject to which the Property is sold and Descriptive Errors</u>

3.1 The Property is sold:

(a) subject to and with the benefit of the Government Lease and for all the residue of the term of years created by the Government Lease and subject to the payment of the rent and the performance and observance of the covenants terms and conditions reserved by and contained in the Government Lease. For the avoidance of doubt it is hereby expressly acknowledged and agreed by the Purchaser that the Vendor shall sell a legal estate in the Property in so far as the Vendor's interest in the Property is a legal estate and an equitable interest in the Property in so far as the Vendor's interest in the Property is an equitable interest;

(b) subject to and with the benefit of the Deed of Mutual Covenant, the Sub-Deeds of Mutual Covenant, the Memorandum of Change of Name of Building and the Management Agreements; and

(c) subject to and with the benefit of all rights of way, easements, other rights, privileges and covenants adversely or beneficially affecting the Property.

3.2 No error, omission or misstatement herein or in any plan furnished or any statement made in the course of the negotiations leading to the contract shall annul the sale or entitle the Purchaser to be discharged from the purchase or any of its obligations hereunder.

3.3 Any such error, omission or misstatement shown to be material shall entitle the Purchaser to proper compensation only.

3.4 No immaterial error, omission or misstatement (including a mistake in any plan furnished for identification only) shall entitle either party to compensation.

3.5 Clause 3.2 shall not apply where compensation for any error, omission or misstatement shown to be material cannot be assessed nor enable either party to compel the other to accept or convey property differing substantially (in quantity, quality, tenure or otherwise) from the Property agreed to be sold if the other party would be prejudiced by the difference.

3.6 The Misrepresentation Ordinance applies to this Agreement.

4. <u>Completion</u>

4.1 Completion shall take place on the Completion Date at the offices of the Vendor's solicitors in Hong Kong. If the Completion Date is a weekday other than a Saturday Completion shall take place prior to 5:00 p.m. on that day and if a Saturday prior to 1:00 p.m. on that day.

4.2 On Completion, the Vendor and all other necessary parties (if any) will execute an assignment of the Property in favour of the Purchaser or its nominee or sub-purchaser free from incumbrances.

4.3 The Vendor shall assign the Property as beneficial owner.

5. <u>Title</u>

5.1 The Vendor shall show prove and give good title to the Property in accordance with Section 13 of the Conveyancing and Property Ordinance (Cap.219).

5.2 Subject to Clause 5.3 any objections or requisitions in respect of the title or otherwise arising out of this Agreement shall be delivered in writing to the Vendor's solicitors as soon as practicable within 7 working days after the date of receipt of all the title deeds and documents in respect of the Property as per Appendix I annexed hereto and further requisitions on the replies given by the Vendor's solicitors shall be delivered in writing to the Vendor's solicitors within 7 working days from the receipt of such replies otherwise the same shall be considered as waived (in which respect time shall be of the essence of this Agreement). If the Purchaser shall make and insist on any objection or requisition in respect of the title, conveyance or any matter appearing on the title deeds or particulars or conditions or otherwise of the Property which the Vendor shall be unable or (on the ground of difficulty, delay or expense or on any other reasonable ground) unwilling to remove or comply with, the Vendor shall notwithstanding any previous negotiation or litigation be at liberty on giving to the Purchaser or its solicitors not less than 5 working days' notice in writing to annul the sale in which

case, unless the objection or requisition shall have been in the meantime withdrawn by the Purchaser or the same shall have been removed or complied with by the Vendor, the sale shall on the expiration of the notice be annulled the Purchaser being in that event entitled to a return of the Deposit but without any interest (if payment is made within 7 days of demand) costs or compensation and the parties hereto shall at their own respective costs enter into and cause to be registered at the Land Registry a Cancellation Agreement.

5.3 The Purchaser shall accept the Vendor's interpretation of Special Condition (25)(c) of Conditions of Grant No.11612 as modified by Modification Letter Memorial No.2945695 that Special Condition (25)(c) does not prohibit the Vendor from entering into and performing this Agreement and the Purchaser hereby unconditionally and irrevocably acknowledges and confirms that it shall not raise any requisitions relating to or in connection with Special Condition (25)(c) and that it shall waive any of its right to do so.

6. Title Deeds

Such of the title deeds and documents as relate exclusively to the Property will be delivered to the Purchaser on Completion. The cost of verifying the title by inspection and examination including search fees shall be borne by the Purchaser who shall also if it requires certified copies of any documents in the Vendor's possession relating as well to the Property as to other property retained by the Vendor pay the costs of preparing such certified copies. Without prejudice to the aforesaid, the Vendor shall deliver at the cost of the Purchaser all the title deeds and documents as per Appendix I annexed hereto to the Purchaser on Completion.

7. Condition of Property

The Purchaser purchases the Property and the fixtures fittings and finishes therein on an "as-is" basis and no warranty is given by the Vendor on any of the following matters, namely:

7.1 the composition of the Building or the nature or manner of its construction;

7.2 any potential for the redevelopment of the Property or the Building.

8. Warranties re Notices

8.1 The Vendor warrants and declares that the Vendor has not received and is not aware of there being any notice or order from any competent authority or the manager of the Building requiring the Vendor to demolish or reinstate any part of the Property. If it should be discovered that such notice or order existed prior to the date hereof, the cost of such demolition or re-instatement shall be borne by the

Vendor. For the avoidance of doubt, if any such notice or order is served or issued after the date hereof but before Completion, the cost of such demolition or reinstatement shall be borne by the Vendor. The Vendor undertakes to inform the Purchaser forthwith on receipt or becoming aware of any such notice(s) or order(s).

8.2 The Vendor further warrants and declares that the Vendor has not received and is not aware of there being any notice or order from any competent authority or the manager of the Building requiring the Vendor as one of the co-owners of the Building to effect repairs or renovation to any common part or common facilities of the Building. If it should be discovered that any such notice or order existed prior to the date hereof then the cost of such repairs or renovation shall be borne by the Vendor. For the avoidance of doubt, if such notice or order is served or issued after the date hereof but before Completion, the cost of such repairs shall be borne by the Vendor. The Vendor undertakes to inform the Purchaser forthwith on receipt or becoming aware of any such notice(s) or order(s).

8.3 The Vendor hereby further declares that the Vendor has not received any notice from any competent authority under the Land Resumption Ordinance or the Mass Transit Railway (Land Resumption and Related Provisions) Ordinance or any form of notice of a similar nature under any other Ordinances relating to the resumption of the Land (as defined in the Schedule)) or any part(s) thereof or the Building thereon and should it be discovered that any such notice existed prior to the date hereof or should such notice be served or issued on or before the Completion Date, the Purchaser shall be entitled to rescind this Agreement by giving written notice to the Vendor on or before the Completion Date whereupon the Deposit paid hereunder prior to the date of such rescission shall forthwith upon demand by the Purchaser be refunded by the Vendor to the Purchaser but without any interest (if payment is made within 7 days of demand) cost or compensation and neither party shall have any claim against the other hereon and the parties hereto shall at the cost of the Vendor enter into and cause to be registered in the Land Registry a Cancellation Agreement.

8.4 The Vendor hereby declares and warrants that the Property is not and does not form part of the subject matter of (i) any order for possession granted or deemed to have been granted by the Lands Tribunal under Section 53(2)(b) or (c), or Section 53(7F) of the Landlord and Tenant (Consolidation) Ordinance or (ii) any application to the Lands Tribunal for the grant of a new tenancy which has been successfully or deemed to have been successfully opposed under Section 119E(1)(b) or (c) or Section 119H(7) of the said Ordinance, within a period of twenty four months immediately preceding the signing of this Agreement.

8.5 The Vendor hereby represents, warrants and declares that there is no unauthorised structure or alteration in the Property or any part thereof. If it should be

discovered that any unauthorised structure or alteration exists, the costs for "regularising" the unauthorised structures and alterations shall be borne by the Vendor. If the Vendor shall fail to "regularise" the unauthorised structures and alterations and/or pay the costs thereof before Completion, the Purchaser shall have the option to rescind this Agreement whereupon the Deposit shall be returned to the Purchaser forthwith by the Vendor in full but without any compensation interest (if payment is made within 7 days of demand) or costs and neither party shall have any claim against the other of them and the parties hereto shall at the cost of the Vendor enter into and cause to be registered at the Land Registry the Cancellation Agreement.

8.6 The Vendor hereby represents, warrants and declares that there is no action, suit or proceeding pending or threatened against any of the Manager or the Management Committee or the Owners Incorporation of the Building before any court or tribunal and there is no fact or circumstance likely to give rise to such action, suit or proceeding, which could or might result in the owners for the time being of the Building being vicariously or otherwise liable for the defaults, acts or omissions of such Manager or Management Committee or which could or might result in a material depletion in the assets or a material increase in the liabilities and obligations of the Owners Incorporation of the Building.

9. <u>Time of the Essence</u>

Time shall in every respect be of the essence of this Agreement.

10. <u>Purchaser's Default</u>

10.1 If the Purchaser shall fail to complete the sale and purchase herein in accordance with the terms and conditions of this Agreement (other than due to the default of the Vendor):

(a) the Deposit shall be absolutely forfeited to the Vendor; and

(b) the Vendor may determine this Agreement by giving notice to the Purchaser without the need to tender an assignment to the Purchaser.

10.2 If the Vendor exercises its right of determination under Clause 10.1, the Purchaser shall have no further claim to the Property and the Vendor may (but is not obliged to) register a Memorandum of Determination signed by the Vendor alone in the Land Registry which the Purchaser hereby expressly authorises the Vendor to do.

10.3 If the Vendor exercises its right of determination under Clause 10.1, it may (but is not obliged to) resell, let or otherwise deal with the Property or any part or parts thereof either by public auction or private contract or in such other manner as it

may in its absolute discretion think fit and on such terms and conditions as it shall deem fit. In the event that the Vendor elects to and does sell the Property, any deficiency in price and all reasonable expenses attending such resale shall be borne and made good by the Purchaser provided that the Purchaser shall not be called upon to bear the deficiency if the resale does not take place within 6 months from the said determination credit being given for the Deposit forfeited under Clause 10.1. Any surplus gain or profit made by the Vendor from such resale shall belong to the Vendor.

11. Vendor's Default

If the Vendor shall fail to complete the said sale in accordance with the terms hereof (other than due to the default of the Purchaser) then the Deposit paid hereunder shall be returned to the Purchaser forthwith who shall also be entitled to recover from the Vendor such damages (if any) in addition to the Deposit as the Purchaser may sustain by reason of such failure on the part of the Vendor and it shall not be necessary for the Purchaser to tender an assignment to the Vendor.

12. Specific Performance

Nothing in this Agreement shall be so construed as to prevent the Purchaser or the Vendor from bringing an action and obtaining a decree for specific performance either in lieu of damages or in addition thereto in respect of such losses as the Purchaser or the Vendor may have sustained by reason of the neglect of the Purchaser or the Vendor (as the case may be) or the refusal of either party to complete the said sale and purchase at the time and in the manner aforesaid.

13. Stamp Duty

13.1 All stamp duties (including penalty) payable on this Agreement (if any) and the Assignment under the Stamp Duty Ordinance shall be paid by the Purchaser absolutely. In the event of the consideration stated in the Assignment not being accepted by the Collector of Stamp Revenue as representing the true value of the Property the additional stamp duties charged in accordance with his valuation of the Property shall be borne by the Purchaser absolutely.

13.2 The parties hereto declare that the further information contained in paragraph 3 of the Schedule is correct.

13.3 The parties declare that they fully understand and acknowledge that the date of the first previous agreement referred to in paragraph 3 of the Schedule (if any), the date of this Agreement and the date of the Assignment (which dates will be identified in the Questionnaire Form I.R.S.D. 26) will be claimed as the relevant

dates for valuation of the Property for stamp duty purposes under Section 27 of the Stamp Duty Ordinance.

14. Insurance Risk

Immediately after the signing of this Agreement, the Property shall as between the Vendor and the Purchaser be at the Purchaser's risk. The Purchaser shall be entitled to take out proper insurance cover on the Property and is advised to do so for its own protection and benefit.

15. Possession and Apportionments

15.1 The Property is sold with vacant possession on Completion.

15.2 Possession and rents will be retained and all outgoings discharged by the Vendor up to but exclusive of the actual day of Completion and as from and inclusive of that day possession and rents will belong to and all outgoings discharged by the Purchaser. All current outgoings and rents shall (if necessary) be apportioned between the Vendor and the Purchaser on Completion.

15.3 The Purchaser hereby further expressly agrees with the Vendor that on Completion, the Purchaser shall reimburse the Vendor the management fee deposit, any public utility deposits and any other funds held by the manager of the Building which may have been paid by the Vendor in respect of the Property pursuant to the Deed of Mutual Covenant and the Sub-Deeds of Mutual Covenant whereupon the Vendor shall procure the transfer of such deposits and the other funds into the name of the Purchaser provided that such deposits are transferable and subsisting and such transfer is not prohibited under the Deed of Mutual Covenant and the Sub-Deeds of Mutual Covenant and provided further that original of the relevant receipts shall be produced to the Purchaser's solicitors for verification at least 3 days before Completion.

16. Costs

16.1 Each party shall pay its own solicitors' costs and disbursements of and incidental to the preparation approval completion and registration of this Agreement and the Assignment Provided that if the Vendor shall be required to execute an assignment to the Purchaser's sub-purchasers at a price which is higher than the Purchase Price or to execute more than one assignment on Completion or if the Vendor's solicitors shall be required to approve more than one assignment, all extra reasonable costs charged by the Vendor's solicitors for approving such assignment(s) shall be borne by the Purchaser and paid on Completion.

16.2 The professional fees for the plans to be annexed to this Agreement, sub-sale agreements or the Assignment or assignments of the Property shall be borne and paid by the Purchaser solely.

17. Authority to receive money

17.1 The Vendor declares that Messrs. David Y. W. Ho & Co. are the Vendor's agents for the purposes of receiving all monies payable to the Vendor pursuant to this Agreement.

17.2 The Vendor further declares that the payment to such agents of the Deposit and the balance of the Purchase Price shall be a full and sufficient discharge of the Purchaser's obligations hereunder.

17.3 The Vendor may revoke the authority of such agents and appoint another solicitor as agent in their place. No such revocation shall be valid unless:

(a) it is in writing addressed to the Purchaser; and

(b) it is delivered to the Purchaser care of its solicitors Messrs. Johnson Stokes & Master at least seven clear days prior to Completion; and

(c) it specifically identifies this Agreement.

18. Full Agreement

This Agreement sets out the full agreement between the parties hereto and supersedes all prior engagements arrangements agreements and contracts whether oral or in writing whatsoever between the parties hereto. No other warranties or representations have been made or given by the Vendor to the Purchaser relating to the Property and if any warranty or representation has been made the same is hereby waived. There are incorporated into this Agreement as if they were herein written the covenants and conditions mentioned in the Second Schedule to the Conveyancing And Property Ordinance (Cap.219) unless they are inconsistent with the provisions herein in which event, to the extent of such inconsistency, the provisions herein shall prevail.

19. Notices

Any notice required to be given hereunder shall be deemed to have been validly given if addressed to the party to whom the notice is given and sent by ordinary prepaid post to the address of such party above given or to its last known address if a written notification of the change of address has previously been given to the

other party and shall be deemed to have been served on the recipient on the expiry of 48 hours after the date of posting.

20. Draft Assignment

Not less than 2 working days before the Completion Date, the Purchaser's solicitors shall deliver to the Vendor's solicitors for approval the draft Assignment of the Property and a draft of any undertaking which will be imposed on the Vendor's solicitors on Completion.

21. The Vendor shall permit the Purchaser or the Purchaser's agent to inspect the Property upon reasonable prior notice:-

(a) once prior to the Completion Date; and
(b) upon the Completion Date but prior to completion for the purpose of verifying delivery of vacant possession.

22. The Vendor shall render apportionment accounts to the Purchaser as early as possible before Completion with receipts for verification purposes.

23. Notwithstanding anything to the contrary herein provided if the sale and purchase of the Property shall fall through or this Agreement or the Provisional Agreement preceding this Agreement (if any) shall be rescinded due to the default of either party to this Agreement, the defaulting party shall be responsible for payment of the stamp duty and estate agent fee in respect of this Agreement or the said Provisional Agreement (if any). If the stamp duty and/or the estate agent fee have been paid, the defaulting party shall reimburse or repay the party who has paid the stamp duty and estate agent fee.

24. The Vendor covenants with the Purchaser that after the signing of this Agreement by the Vendor, the Vendor will not assign, mortgage, charge, let, underlet, lease or otherwise dispose of or part with possession or make any arrangement for the sharing of, the Property or any part or interest thereof or therein, or cause or permit any encumbrance to be effected on the Property or any part or interest thereof or therein.

25. The Vendor hereby declares and confirms that no third party (whether related or otherwise) has any right or interest whatsoever, whether legal or equitable, in the Property. The Vendor hereby further declares and confirms that the Vendor has the absolute right and interest in the Property and the Property was purchased with the Vendor's own monies and the mortgage loan was repaid by the Vendor with the Vendor's own monies. In the event of any valid third party claim to the Property, whether legal or equitable, on or before completion, the Vendor shall upon demand forthwith return the deposit paid herein to the Purchaser in full and

without prejudice to the Purchaser's right to claim against the Vendor for all losses and damages sustained by the Purchaser by reason of the Vendor's failure and/or inability to complete the sale in accordance with the terms hereof and it shall not be necessary for the Purchaser to tender an Assignment to the Vendor for execution.

THE SCHEDULE

1. Property:-

ALL THOSE 362 equal undivided 33,888th parts or shares of and in ALL THAT piece or parcel of ground registered in the Land Registry as INLAND LOT NO.8517 (the "Land") And of and in the messuages erections and buildings thereon known as SHUN TAK CENTRE, NOS.168-200 CONNAUGHT ROAD CENTRAL, HONG KONG (the "Building") TOGETHER with the sole and exclusive right and privilege to hold use occupy and enjoy ALL THAT THE FIFTEENTH FLOOR of CHINA MERCHANTS TOWER, SHUN TAK CENTRE (信德中心, 招商局大廈) (formerly known as EAST TOWER, SHUN TAK CENTRE (信德中心東翼)), NOS.168-200 CONNAUGHT ROAD CENTRAL, HONG KONG which said Floor is for the purpose of identification only shown on the Plan hereto annexed and thereon coloured Pink.

2. Government Lease:-

A Government Lease in respect of the Land is deemed to have been issued under and by virtue of Section 14 of the Conveyancing and Property Ordinance (Cap.219) upon compliance with the conditions contained in certain Agreement and Conditions of Grant deposited and registered in the Land Registry as Conditions of Grant No.11612 as modified by a Modification Letter dated 3rd December 1985 and registered in the Land Registry by Memorial No.2945695. Particulars of the said Conditions of Grant are as follows:

Date	:	26 May 1982
Parties	:	The Governor of Hong Kong of the one part and Shun Tak Centre Limited of the other part
Term	:	75 years from 31 December 1980 with a right of renewal for a further term of 75 years
Lot No.	:	Inland Lot No.8517

3. Further Information:-

(a) Vendor : Business Registration No.: 03961372-000

Purchaser : Business Registration No.: 31660819

(b) The Property is non-residential within the meaning of Section 29A(1) of the Stamp Duty Ordinance.

KCY/300389-S&P

(c) First previous agreement between the parties hereto at the price stated in Clause 1.1 hereof.

Type : Nil

Date: N/A

(d) Other amount(s) or consideration in connection with this Agreement or the Assignment pursuant thereto (other than legal fees and agency commission):

(i) Amount or value: Nil

(ii) Payer:

(iii) Payee:
Address:
[Hong Kong Identity Card No.
(If none) Passport No.:
(If not an individual) Business Registration No.]:

(iv) Benefit to which consideration relates:

(e) A date has been agreed for an assignment pursuant to this Agreement, as set out in Clause 4.

(f) There is an agreed consideration for the Assignment that is to take place pursuant to this Agreement, as set out in Clause 1.1.

AS WITNESS the hands of the parties hereto the day and year first above written.

SIGNED by Cheng Kar Shing, Peter, its director) for and on behalf of the Vendor ~~in the presence of:~~ whose signature is verified by:)

For and on behalf of
SHUN TAK CENTRE LIMITED

Authorized Signatures

K. C. Yeung
Solicitor, Hong Kong SAR
David Y. W. Ho & Co.

SIGNED by Koo Ming Kown, Director -- for and on behalf of the Purchaser in the presence of:)

For and on behalf of
NAM TAI GROUP MANAGEMENT LIMITED

Authorized Signature

Rin Ching Kwok Lee
Johnson Stokes & Master
Solicitor, Hong Kong SAR

RECEIVED on or before the day and year first above written of and from the Purchaser the sum of HONG KONG DOLLARS EIGHT MILLION AND EIGHT HUNDRED THOUSAND pursuant to Clause 2.1(a).) HK$8,800,000.00

For and on behalf of
SHUN TAK CENTRE LIMITED

Authorized Signatures

Appendix I

Schedule of Title Deeds

15th Floor of
China Merchants Tower,
Shun Tak Centre,
Nos.168-200 Connaught Road Central,
Hong Kong.

1. Certified true copy of Agreement and Conditions of Grant No.11612 dated 26 May 1982;
2. Certified true copy of Debenture Memorial No.2321351 dated 14 September 1982;
3. Certified true copy of Undertaking by Wardley Limited Memorial No.2321352 dated 14 September 1982;
4. Certified true copy of Loan Agreement incorporating a Second Mortgage and Guarantee Memorial No.2362913 dated 20 December 1982;
5. Certified true copy of Undertaking by The Bank of Tokyo Limited Memorial No.2362914 dated 20 December 1982;
6. Certified true copy of Undertaking Memorial No.2970532 dated 20 January 1986;
7. Certified true copy of Modification Letter Memorial No.2945695 dated 3 December 1985;
8. Certified true copy of Undertaking by Shun Tak Centre Limited Memorial No.3080185 dated 27 June 1986;
9. Certified true copy of Certificate of Compliance (with copy Undertaking annexed) Memorial No.3084129 dated 27 June 1986;
10. Certified true copy of Release Memorial No.3097712 dated 1 July 1986;
11. Certified true copy of Release Memorial No.3097713 dated 1 July 1986;
12. Certified true copy of Mortgage Memorial No.3097715 dated 1 July 1986;
13. Certified true copy of Mortgage dated 1 July 1986 with Certificate of Registration dated 18 July 1986 annexed;
14. Certified true copy of Memorandum of Re-allocation Memorial No.3097714 dated 1 July 1986;
15. Certified true copy of Undertaking by Wardley Limited Memorial No.3097716 dated 1 July 1986;
16. Certified true copy of Further Memorandum of Re-allocation Memorial No.3400551 dated 2 January 1987;
17. Certified true copy of Deed of Mutual Covenant and Management Agreement Memorial No.3018018 dated 4 March 1986 and re-registered by Memorial No.4861400;
18. Certified true copy of Release Memorial No.4891582 dated 27 June 1991;
19. Certified true copy of Mortgage Memorial No.4891583 dated 27 June 1991;
20. Certified true copy of Mortgage Memorial No.4891583 dated 27 June 1991 with cancelled re-registration Memorial No.6554547;

21. Certified true copy of Undertaking by China Development Finance Company (Hong Kong) Limited Memorial No.4891584 dated 27 June 1991;
22. Certified true copy of Management Agreement Memorial No.4892765 dated 15 March 1991;
23. Certified true copy of Sub-Deed of Mutual Covenant and Management Agreement with Plans Memorial No.6748378 dated 23 August 1996;
24. Certified true copy of Confirmatory Mortgage Memorial No.6712455 dated 27 July 1995;
25. Certified true copy of Release Memorial No.6712456 dated 27 July 1995;
26. Certified true copy of Occupation Permit No.H43/86 dated 21 April 1986;
27. Certified true copy of letter from LACO to David Y.W. Ho & Co. dated 19 September 1995;
28. Certified true copy of Power of Attorney in favour of Izumi Hagiwara dated 12 December 1985;
29. Certified true copy of legal opinion dated 16 April 1997;
30. Certified true copy of Power of Attorney in favour of Riichi Arai dated 25 November 1980;
31. Certified true copy of confirmation letter from The Bank of Tokyo, Limited dated 7 August 1995;
32. Certified true copy of legal opinion dated 25 June 1996;
33. Certified true copy of Power of Attorney in favour of Fumio Umemoto dated 30 May 1985;
34. Certified true copy of Deed of Substitution of Attorney in favour of Tatsuo Kobayashi and others dated 3 June 1985;
35. Certified true copy of legal opinion dated 12 December 1996;
36. Certified true copy of letter from Companies Registry to Johnson Stokes & Master dated 5 September 1996;
37. Certified true copy of Letter of Compliance from the District Lands Office/Hong Kong West, Lands Department Memorial No.6935042 dated 9 December 1996;
38. Certified true copy of Memorandum of Change of Name of Building Memorial No.7505856 dated 18 June 1998;
39. Certified true copy of Sub-Sub-Deed of Mutual Covenant Memorial No.7768219 dated 5 May 1999;
40. Certified true copy of approval letter from the manager of Shun Tak Centre, Shun Tak Properties Limited dated 23 August 1996;
41. Certified true copy of approval letter from the manager of Shun Tak Centre, Shun Tak Properties Limited dated 4 August 1998;
42. Certified true copy of Permit No.H.K. 254/86 dated 18 August 1986;
43. Certified true copy of Management Agreement Memorial No.7083261 dated 7 March 1997;
44. Certified true copy of Statutory Declaration Memorial No.2907078 dated 19 September 1985;
45. Copy extract from the Articles of Association of Wardley Limited together with its 1985, 1986, 1987 and 1992 annual returns;
46. Copy extract from the Articles of Association of Shun Tak Centre Limited;

47. Copy extract from the Articles of Association of Techful Investment Limited;
48. Copy Minutes of Meeting of Board of Directors of Shun Tak Properties Ltd. dated 23 August 1996;
49. Certified true copy of letter (with Car Port Lay-out Plan annexed) Memorial No.2861299 dated 30 August 1985;
50. Certified true copy of approval letter from Buildings Department dated 16 February 1995;
51. Certified true copy of Completion Certificate (Form BA14) dated 16 February 1996 with Buildings Department's acknowledgment dated 2 April 1996;
52. Certified true copy of approval letter from Buildings Department dated 18 October 1996;
53. Certified true copy of Completion Certificate (Form BA14) dated 4 May 1998 with Buildings Department's acknowledgment dated 18 June 1998.

- End -

CHINA MERCHANTS TOWER
SHUN TAK CENTRE

REF.	COLOUR
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15TH FLOOR PLAN

(FOR IDENTIFICATION PURPOSES ONLY)

WONG PAK LAM MSc, C.Eng, FIStructE, FHKIE
AUTHORIZED PERSON

WONG PAK LAM AND ASSOCIATES
CONSULTING ENGINEERS AND ARCHITECTS LTD.

Dated the 27th day of March 2001

SHUN TAK CENTRE LIMITED
as Vendor

and

NAM TAI GROUP MANAGEMENT LIMITED
as Purchaser

AGREEMENT FOR SALE AND PURCHASE

of

362/33,888th parts or shares
of and in Inland Lot No.8517
(15th Floor, China Merchants Tower
Shun Tak Centre, Nos.168-200 Connaught
Road Central, Hong Kong)

REGISTERED in the Land Registry
by Memorial No. 8348939
on 29 March 2001

for Land Registrar

DAVID Y. W. HO & CO.
Solicitors & Notaries
26th Floor
Nine Queen's Road Central
Hong Kong

Johnson Stokes & Master
RL/6521056/3/FW/JMSC

KCY/300389-S&P

DOC

THIS ASSIGNMENT is made the 2nd ~~day of~~ May Two thousand and one

BETWEEN

(1) SHUN TAK CENTRE LIMITED (信德中心有限公司) whose registered office is situate at Penthouse, 39th Floor, West Tower, Shun Tak Centre, 200 Connaught Road Central, Hong Kong ("the Vendor"); and

(2) NAM TAI GROUP MANAGEMENT LIMITED (南太集團管理有限公司) whose registered office is situate at Units 5-9, 15th Floor of Tower 1 of China Hong Kong City, 33 Canton Road, Tsimshatsui, Kowloon, Hong Kong ("the Purchaser").

WHEREAS :

By an Agreement for Sale and Purchase dated 27th March 2001 made between the parties hereto and registered in the Land Registry by Memorial No.8348939 the Vendor agreed to sell and the Purchaser agreed to purchase the property described in the First Schedule hereto ("the Property") for the purchase price of HK$88,000,000.00 upon the terms and conditions set out therein.

NOW THIS DEED WITNESSES as follows :-

1. In consideration of the sum of HONG KONG DOLLARS EIGHTY EIGHT MILLION (HK$88,000,000.00) paid by the Purchaser to the Vendor (receipt whereof is acknowledged) the Vendor as Beneficial Owner ASSIGNS to the Purchaser the Property Except and Reserved as are more particularly excepted and reserved in the First Schedule and the Second Schedule hereto TO HOLD the same unto the Purchaser for the residue of the term of years created by the Government Lease referred to in the First Schedule hereto ("the Government Lease") SUBJECT to the payment of a due proportion of the yearly Government rent reserved by and the covenants conditions and provisos contained in the Government Lease AND SUBJECT to and with the benefit of (1) a Deed of Mutual Covenant and Management Agreement registered in the Land Registry by Memorial No.3018018 and re-registered by Memorial No.4861400; (2) a Sub-Deed of Mutual Covenant and Management Agreement registered in the Land Registry by Memorial No.6748378; (3) Management Agreements registered in the Land Registry respectively by Memorial Nos.4892765 and 7083261 (so long as the same are subsisting); and (4) a Sub-Sub-Deed of Mutual Covenant registered in the Land Registry by Memorial No.7768219 (collectively called "the Deeds of Mutual Covenant and Management Agreements") so far as the same relate to or affect the Property.

2. The Vendor hereby covenants with the Purchaser that the Deeds of Mutual Covenant and Management Agreements are now good valid and subsisting and have in no way become void or voidable and that the covenants on the part of the Vendor and the

terms and conditions in the Deeds of Mutual Covenant and Management Agreements contained and on the part of the Vendor to be observed and performed have hitherto been observed and performed.

3. The Purchaser hereby expressly covenants with the Vendor to the intent that the burden of the covenants shall be annexed to the Property and be binding on the Purchaser his executors, administrators and assigns or successors in title to :-

(a) pay all stamp duty, additional stamp duty and penalty due and payable on this Assignment (collectively called "the Stamp Duty") as may now or hereafter be assessed by the Government of the Hong Kong Special Administrative Region;

(b) indemnify and keep the Vendor indemnified against all loss or damage suffered by the Vendor resulting from any delay or default in payment of the Stamp Duty; and

(c) pay or repay to the Vendor or reimburse the Vendor with the amount of the Stamp Duty paid or advanced by the Vendor on behalf of the Purchaser in the event of default of payment by the Purchaser of the Stamp Duty.

4. The Purchaser hereby further expressly covenants with the Vendor to the intent that this covenant shall bind the Property and the owner or owners thereof for the time being and other person or persons deriving title under the Purchaser (each and all of whom including the Purchaser is and are hereinafter included in the expression "the Covenanting Purchaser") and be enforceable by the Vendor and its successors and assigns that :-

(a) the Covenanting Purchaser will notify the Manager (as defined in the said Sub-Deed of Mutual Covenant and Management Agreement) in writing of any change of ownership of the Property within one month from the date of the assignment in respect thereof;

(b) the Covenanting Purchaser shall abide by the provisions in the Deeds of Mutual Covenant and Management Agreements as if the same terms and covenants on the part of the Purchaser/First Assignee/First Purchaser set out therein are made directly by the Covenanting Purchaser;

(c) the Covenanting Purchaser will at all times hereafter perform observe and comply with all the covenants by or on the part of the Purchaser contained in this Assignment; and

(d) in the event of the Covenanting Purchaser selling or otherwise disposing of the Property the Covenanting Purchaser shall sell or otherwise dispose of the Property upon the condition that the purchaser(s) or assignee(s) thereof shall

enter into the same binding covenants on terms similar in scope and extent as the covenants (a), (b) and (c) hereinbefore contained

Provided that upon the Covenanting Purchaser complying with and performing the covenant (d) hereinbefore contained the Covenanting Purchaser shall not be liable for any breach of the aforesaid covenants (a), (b) and (c) which may happen after the Covenanting Purchaser shall have sold or otherwise disposed of the Property in respect whereof such purchaser(s) or assignee(s) shall have entered into such covenants similar in scope and extent as the covenants (a), (b) and (c) as aforesaid.

5. The Purchaser hereby further expressly covenants with the Vendor that the Purchaser acknowledges the rights conferred on the Vendor (and its successors and assigns) under Clause 8 of Section III of the said Sub-Deed of Mutual Covenant and Management Agreement and the Purchaser shall not do or permit anything to be done which will affect the exercise of the said rights by the Vendor (and its successors and assigns) and the Purchaser hereby appoints the Vendor (and its successors and assigns) acting singly to be its attorney and grants unto the Vendor (and its successors and assigns) the full right power and authority acting singly to do all acts matters and things and to execute and sign seal and as the act of the Purchaser deliver such deeds and to sign such documents or instruments as may be necessary for the exercise of or incidental to the exercise of the rights conferred on the Vendor (and its successors and assigns) as aforesaid.

6. Where the Purchaser comprises two or more persons or corporations, the covenants made expressly and/or impliedly by the Purchaser hereunder shall be deemed to be made jointly and severally by such person or corporations.

7. It is hereby agreed and declared by the parties hereto that the respective covenants by the Vendor and the Purchaser implied by the Conveyancing and Property Ordinance, Chapter 219 of the Laws of Hong Kong and herein contained shall be construed and shall take effect so far as they affect or relate to the Property but not further or otherwise.

8. IT IS HEREBY CERTIFIED that the Property is non-residential property within the meaning of Section 29A(1) of the Stamp Duty Ordinance, Chapter 117 of the Laws of Hong Kong.

IN WITNESS whereof the parties hereto have executed this Assignment the day and year first above written.

FIRST SCHEDULE

1. The Property :-

(a) Description, address, lot number, sections, undivided shares etc :-

ALL THOSE 362 equal undivided 33,888th parts or shares of and in ALL THAT piece or parcel of ground registered in the Land Registry as INLAND LOT NO.8517 ("the Lot") And of and in the messuages erections and buildings thereon known as SHUN TAK CENTRE, NOS.168-200 CONNAUGHT ROAD CENTRAL, HONG KONG ("the Buildings") Together with the sole and exclusive right and privilege to hold use occupy and enjoy ALL THAT the FIFTEENTH FLOOR of CHINA MERCHANTS TOWER, SHUN TAK CENTRE (信德中心，招商局大廈) (formerly known as EAST TOWER, SHUN TAK CENTRE (信德中心東翼)), NOS.168-200 CONNAUGHT ROAD CENTRAL, HONG KONG which said Floor is for the purpose of identification only shown on the 15th Floor Plan hereto annexed and thereon coloured Pink.

(b) Exceptions and reservations :-

Excepted and reserved as in the Government Lease and the Deeds of Mutual Covenant and Management Agreements are respectively excepted and reserved.

(c) Easements and other appurtenant rights, if any :-

Subject to and with the benefit of all rights and rights of way privileges easements and appurtenances created by referred to and/or mentioned in the Government Lease and the Deeds of Mutual Covenant and Management Agreements or otherwise so far as they are still subsisting and capable of taking effect and relate or appertain to the Property.

2. The Government Lease :-

A Government Lease in respect of the Lot is deemed to have been issued under and by virtue of Section 14 of the Conveyancing and Property Ordinance, Chapter 219 of the Laws of Hong Kong upon compliance with the conditions precedent contained in certain Agreement and Conditions of Grant deposited and registered in the Land Registry as Conditions of Grant No.11612 (as varied or modified by a Modification Letter dated 3rd December 1985 and registered in the Land Registry by Memorial No.2945695), such compliance being evidenced by two Letters of Compliance dated 27th June 1986 and 9th December 1996 and registered in the Land Registry by Memorial Nos.3084129 and 6935042 respectively. Particulars of the said Conditions of Grant No.11612 are as follows :-

(a)	Date	:	the 26th day of May 1982
(b)	Parties	:	Shun Tak Centre Limited of the one part and the Governor of Hong Kong of the other part
(c)	Term	:	75 years from the 31st day of December 1980 with a right of renewal for a further term of 75 years
(d)	Lot No.	:	Inland Lot No.8517

SECOND SCHEDULE

Except and Reserved unto the Vendor its successors and assigns (other than the Purchaser) the right to the exclusive use occupation and enjoyment of the whole of the Buildings SAVE AND EXCEPT :-

(a) the Property;

(b) such parts of the Buildings having already been assigned; and

(c) such areas and facilities as may be designated as common areas or common facilities in the Deeds of Mutual Covenants and Management Agreements or are intended for common use.

SEALED with the Common Seal of the Vendor and SIGNED by Cheng Kar Shun Henry and Cheng Kar Shing Peter -- its Directors whose signatures are verified by :-

Brian M. H. Chan
Solicitor, Hong Kong SAR
David Y. W. Ho & Co.

SEALED with the Common Seal of the Purchaser and SIGNED by Koo Ming Kown, its Director - as duly authorized by resolution of the board of directors, in the presence of :-

Rin Ching Kwok Lee
Johnson Stokes & Master
Solicitor, Hong Kong SAR

CHINA MERCHANTS TOWER
SHUN TAK CENTRE

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15TH FLOOR PLAN

(FOR IDENTIFICATION PURPOSES ONLY)

WONG PAK LAM MSc, C.Eng, FIStructE, FHKIE
AUTHORIZED PERSON

WONG PAK LAM AND ASSOCIATES
CONSULTING ENGINEERS AND ARCHITECTS LTD.

Dated the 2nd day of May 2001

SHUN TAK CENTRE LIMITED

TO

NAM TAI GROUP MANAGEMENT LIMITED

ASSIGNMENT

REGISTERED in the Land Registry
by Memorial No. 8384727
on 19 May 2001

for Land Registrar

JOHNSON STOKES & MASTER,
SOLICITORS, &C.,
HONG KONG.

Ref: RL/JMSC/6521056/3/FW/iw
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[PC/ALd26352(w) (180401)]

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